UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BLACKROCK MUNICIPAL INCOME FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BLACKROCK MUNICIPAL INCOME FUND, INC.

NOTICE OF POSTPONEMENT OF THE

SEPTEMBER 6, 2024 SPECIAL MEETING OF SHAREHOLDERS

September 6, 2024

To the Shareholders:

The Special Meeting of Shareholders (the “Special Meeting”) of the BlackRock Municipal Income Fund, Inc. (the “Fund”) that was originally scheduled for Friday, September 6, 2024, at 10:00 a.m. (Eastern Time), has been postponed to Monday, September 30, 2024, at 10:00 a.m. (Eastern Time).

As described in the proxy materials for the Special Meeting previously distributed (the “Proxy Materials”), the purpose of the Meeting is to seek shareholder approval of the proposals listed below (collectively, the “Proposals”) in connection with the conversion of the Fund from a registered closed-end management investment company listed on the New York Stock Exchange (“NYSE”) to an unlisted, continuously offered registered closed-end management investment company operating as an “interval fund” pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “Conversion”):

PROPOSAL 1.	The holders of shares of common stock (“Common Shares” and the holders thereof, “common shareholders”) and the holders of Variable Rate Demand Preferred Shares (“VRDP Shares” and the holders thereof, “VRDP Holders”) of the Fund are being asked to vote together as a single class to approve the adoption of a fundamental policy requiring the Fund make quarterly offers to repurchase from shareholders between 5% and 25% of the Fund’s outstanding Common Shares at NAV, pursuant to Rule 23c-3 under the 1940 Act.

PROPOSAL 2(A).	The common shareholders and VRDP Holders of the Fund are being asked to vote together as a single class to approve a change in the Fund’s fundamental investment objective.

PROPOSAL 2(B).	The VRDP Holders of the Fund are being asked to vote as a separate class to approve the change in the Fund’s fundamental investment objective.

PROPOSAL 3(A).	The common shareholders and VRDP Holders of the Fund are being asked to vote together as a single class to approve a change in the Fund’s fundamental 80% investment policy.

PROPOSAL 3(B).	The VRDP Holders of the Fund are being asked to vote as a separate class to approve the change in the Fund’s fundamental 80% investment policy.

PROPOSAL 4.	The common shareholders and VRDP Holders of the Fund are being asked to vote together as a single class to approve an Amended and Restated Investment Management Agreement of the Fund.

The Proposals are more fully described in the Proxy Materials. Shareholder approval of each Proposal is contingent upon shareholder approval of each other Proposal. Therefore, if the applicable shareholders do not approve each Proposal, then the approval of each other Proposal will be deemed null and the Conversion will not be implemented.

Other than the date of the Special Meeting, there is no change to the Proxy Materials that were mailed to shareholders on or about July 25, 2024. In particular, the record date for the Special Meeting of July 10, 2024 (the “Record Date”) and the virtual meeting format remain unchanged. Shareholders of record of the Fund as of the close of business on the Record Date are entitled to vote at the Special Meeting and at any adjournments, postponements or delays thereof.

Shareholders will not have to travel to attend the Special Meeting but will be able to view the Special Meeting live and cast their votes by accessing the web link provided in the Proxy Materials.

The Board of Directors of the Fund unanimously recommends that you vote “FOR” each Proposal with respect to which you are being asked to vote.

Please be certain to vote by telephone or via the Internet or sign, date and return each proxy card you receive from us.

If you have any questions about the Proposals to be voted on or the virtual Special Meeting, please call Georgeson LLC, the firm assisting us in the solicitation of proxies, toll free at (866) 679-6457.

By Order of the Board,

Janey Ahn

Secretary of the Fund

50 Hudson Yards

New York, NY 10001

Important Information

This Notice should be read in conjunction with the Proxy Materials filed with the SEC on July 25, 2024. To the extent that information in this Notice differs from or updates information contained in the Proxy Materials, the information in this Notice controls. This Notice does not change or update any of the other disclosures contained in the Proxy Materials.